Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR SECOND QUARTER 2015

ALISO VIEJO, CA  – August 6, 2015 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the second quarter ended June 30, 2015.

Second Quarter 2015 Operational Results (as compared to Second Quarter 2014):

•

Comparable Hotel RevPAR, including adoption of the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (“USALI Eleventh Revised Edition”), which became effective January 1, 2015, increased 7.1% to $184.05.

•	Comparable Hotel Adjusted EBITDA Margin, including USALI Eleventh Revised Edition adoption and excluding non-current year property taxes, net increased 160 basis points to 34.9%.
•	Adjusted EBITDA increased 16.9% to $110.4 million.
•	Adjusted FFO attributable to common stockholders per diluted share increased 10.3% to $0.43.
•	Income attributable to common stockholders increased 23.5% to $48.9 million.
•	Income attributable to common stockholders per diluted share increased 4.5% to $0.23.

John Arabia,  President and Chief Executive Officer, stated, “During the second quarter, our portfolio produced strong top line growth while operating expenses were held in check. As a result, our Comparable Hotel Adjusted EBITDA increased 11% over prior year, and both our Adjusted EBITDA and Adjusted FFO per diluted share exceeded the high end of our guidance. Our most recently acquired hotels are performing at or above our initial expectations, and we believe these hotels will provide meaningful growth over the next several years as they continue to benefit from on-going capital investment. We remain confident that the lodging recovery remains intact, and we believe that our portfolio is well positioned to generate attractive earnings growth for the foreseeable future.”

UNAUDITED SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2015	2014	Change		2015	2014	Change
Comparable Hotel RevPAR	$184.05	$172.39	6.8%		$167.14	$156.69	6.7%
Comparable Hotel RevPAR, including USALI Eleventh Revised Edition adoption		$171.92	7.1%			$156.22	7.0%

Comparable Hotel Occupancy	86.8%	86.2%	60	bps	83.2%	82.3%	90	bps
Comparable Hotel ADR	$212.04	$199.99	6.0%		$200.89	$190.39	5.5%
Comparable Hotel ADR, including USALI Eleventh Revised Edition adoption		$199.44	6.3%			$189.82	5.8%

Comparable Hotel Adjusted EBITDA Margin, excluding non-current year property taxes, net	34.9%	33.8%	110	bps	30.9%	29.5%	140	bps
Comparable Hotel Adjusted EBITDA Margin, including USALI Eleventh Revised Edition adoption and excluding non-current year property taxes, net		33.3%	160	bps		29.1%	180	bps

Net Income	$53.7	$43.5			$54.9	$40.0
Income Attributable to Common Stockholders per Diluted Share	$0.23	$0.22			$0.22	$0.17
Adjusted EBITDA	$110.4	$94.4			$176.1	$143.8
Adjusted FFO Attributable to Common Stockholders	$89.6	$72.2			$134.6	$99.8
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.43	$0.39			$0.65	$0.55

Disclosure regarding the non-GAAP financial measures in this release is included on pages 5 through 7. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 10 through 14 of this release.

The Company’s actual results for the quarter ended June 30, 2015 compare to its guidance originally provided as follows:

Metric	Quarter Ended June 30, 2015 Guidance (1)	Quarter Ended June 30, 2015 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Comparable Hotel RevPAR Growth, including USALI Eleventh Revised Edition adoption	+6.0% - 7.5%	7.1%	+0.3%
Net Income ($ millions)	$47 - $51	$54	+$5.0
Adjusted EBITDA ($ millions)	$103 - $107	$110	+$5.0
Adjusted FFO Attributable to Common Stockholders ($ millions)	$83 - $87	$90	+$5.0
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.40 - $0.42	$0.43	+$0.02
Diluted Weighted Average Shares Outstanding	207,800,000	207,800,000	̶

(1)	Represents guidance presented on May 4, 2015.

Recent Developments

On July 24, 2015, the Company sold its $25.0 million 11.0% preferred equity investment (the “Preferred Equity Investment”) and settled its $3.7 million working capital loan provided to the buyer of the Rochester Portfolio for an aggregate payment of $16.0 million, plus accrued interest. Both the Preferred Equity Investment and the working capital loan were carried net of deferred gains, resulting in zero balances on the Company’s consolidated balance sheet. Accordingly, the Company will record a gain on sale of approximately $16.0 million during the third quarter of 2015.

Balance Sheet/Liquidity Update

As of June 30, 2015, the Company had approximately $187.2 million of cash and cash equivalents, including restricted cash of $88.5 million. Adjusting for $12.7 million of common and preferred dividends paid in July and the sale of the Preferred Equity Investment in July, the Company’s pro forma cash and cash equivalents totaled  $190.5 million, including restricted cash of $88.5 million.

As of June 30, 2015, the Company had total assets of $3.8 billion, including $3.5 billion of net investments in hotel properties, total consolidated debt of $1.3 billion and stockholders’ equity of $2.3 billion.

Capital Improvements

The Company invested $36.9 million into capital improvements of its portfolio during the three months ended June 30, 2015.  The Company expects to invest approximately $145 million to $160 million into its portfolio in 2015,  and expects $3.0 million to $5.0 million of room revenue displacement resulting from the renovations. Major 2015 renovations in process include:

•

Boston Park Plaza:  Year-to-date, the Company has invested $28.0 million to complete the repositioning of the hotel’s public and retail space, which were completed on time and on budget.  During the seasonally slower fourth quarter 2015 and first quarter 2016, the Company will commence and substantially complete the final phase of the renovation program, which includes the hotel’s guestrooms and suites, consistent with prior expectations.

•

Wailea Beach Marriott Resort & Spa:    The Company has commenced on its comprehensive repositioning of the hotel, which includes renovation of the meeting space and one of the hotel’s three pools in 2015. A complete renovation of all guestrooms and remaining public spaces is expected to be completed in 2016.

2015 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business or changes in its operating environment, nor does it take into account any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, early lease termination costs,  prior year property tax assessments and/or credits, debt repurchases or unannounced financings during 2015.  The guidance presented takes into account various accounting changes as stipulated by the industry’s USALI Eleventh Revised Edition, which became effective in January 2015. Guidance for 2015 Comparable Hotel RevPAR and Comparable Hotel Adjusted EBITDA Margins has been presented to reflect growth rates compared to prior year as if these 2014 statistics included the USALI Eleventh Revised Edition changes. Actual Comparable Hotel RevPAR and Comparable Hotel Adjusted EBITDA Margin change from prior year will differ slightly. The Company is presenting 2014 Comparable Hotel RevPAR and Comparable Hotel Adjusted EBITDA Margins on an as reported basis and on a pro forma basis, which will include the USALI Eleventh Revised Edition changes.

For the third quarter of 2015, the Company expects:

Metric	Quarter Ended September 30, 2015 Guidance
Comparable Hotel RevPAR Growth	+3.0% - 4.0%
Net Income ($ millions)	$33 - $37
Adjusted EBITDA ($ millions)	$90 - $94
Adjusted FFO Attributable to Common Stockholders ($ millions)	$70 - $74
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.34 - $0.35
Diluted Weighted Average Shares Outstanding	207,900,000

For the full year of 2015, the Company expects:

Metric	Prior Full Year 2015 Guidance (1)	Adjustments (2)	Adjusted Prior Full Year 2015 Guidance	Current Full Year 2015 Guidance	Change in Full Year 2015 Guidance Midpoint
Comparable Hotel RevPAR Growth	+5.0% - 7.0%	̶	+5.0% - 7.0%	+5.0% - 6.5%	-0.2%
Net Income ($ millions)	$109 - $123	-$3.2	$106 - $120	$110 - $121	+$2.5
Adjusted EBITDA ($ millions)	$344 - $356	-$3.2	$341 - $353	$347 - $356	+$4.5
Adjusted FFO Attributable to Common Stockholders ($ millions)	$262 - $274	-$3.2	$259 - $271	$265 - $274	+$4.5
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.26 - $1.32	-$0.02	$1.24 - $1.30	$1.28 - $1.32	+$0.03
Diluted Weighted Average Shares Outstanding	207,700,000	̶	207,700,000	207,700,000	̶

(1)	Reflects guidance presented on May 4, 2015.
(2)

Adjustments include the effects of the following: the sale of the Preferred Equity Investment in July 2015; the deferral of the $2 million Wailea Beach Marriott Resort & Spa guarantee payment from 2015 as this amount will now be paid in 2016, along with an additional $3 million.

Third quarter and full year 2015 guidance are based in part on the following assumptions:

•

Full year Comparable Hotel Adjusted EBITDA Margin (as compared to 2014 adjusted for the USALI Eleventh Revised Edition) expansion of approximately 75 to 125 basis points, an increase of 25 basis points to the midpoint of the prior range.

•

Full year corporate overhead expense (excluding stock amortization and one-time expenses related to acquisition closing costs and severance charges) of approximately $21.5 million to $22.5 million, a reduction of $1.0 million to the midpoint of the prior range.

•	Deferral of $2 million of the Wailea Beach Marriott Resort & Spa guarantee income from Q4 2015 to 2016.
•

Full year interest expense of approximately $66 million to $67 million, including approximately $3 million in amortization of deferred financing fees, and excluding approximately $1.4 million of capital lease obligation interest.

•

Full year expense of approximately $0.7 million in one-time costs related to the Boston Park Plaza retail, meeting space and lobby relaunch, and $0.3 million in one-time costs related to an early lease termination at the Boston Park Plaza.

•

Full year hotel revenue disruption of $2.0 million to $3.0 million related to cancellations resulting from civil unrest in Baltimore, Maryland. The Company is pursuing a business interruption insurance claim for a portion of the disruption but may or may not receive any payments, and has not included any potential reimbursement in its current guidance.

•	Full year preferred dividends of $9.2 million for the Series D cumulative redeemable preferred stock.
•

Sale of the Preferred Equity Investment in July 2015, eliminating approximately $0.5 million and $0.7 million of interest income in Q3 2015 and Q4 2015, respectively, or $1.2 million for the second half of 2015.

Dividend Update

On August 5, 2015, the board of directors declared a cash dividend of $0.05 per share of common stock, as well as a cash dividend of $0.50 per share payable to its Series D cumulative redeemable preferred stockholders. The dividends will be paid on October 15, 2015 to common and preferred stockholders of record as of September 30, 2015.

The Company expects to continue to pay a regular quarterly dividend of $0.05 per share of common stock throughout 2015.  To the extent that the expected regular quarterly dividends for 2015 do not satisfy the Company’s annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch up” dividend in January 2016, which dividend may be paid in cash and/or a combination of cash and shares of common stock.  However, the level of any future quarterly dividends will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss second quarter 2015 financial results on August 7, 2015, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-888-337-8169 (for domestic callers) or 1-719-325-2402 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of August 6, 2015 has interests in 30 hotels comprised of 14,313 rooms. Sunstone’s hotels are primarily in the urban, upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton,  Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•	Proactive portfolio management;
•	Focused asset management;
•	Disciplined external growth; and
•	Continued balance sheet strength.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of August 6, 2015, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization, or EBITDA; Adjusted EBITDA (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders;  Adjusted FFO attributable to common stockholders (as defined below); hotel adjusted EBITDA; and hotel adjusted EBITDA margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders,  hotel adjusted EBITDA and hotel adjusted EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA is a commonly used measure of performance in many industries. We believe EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of “FFO applicable to common shares.” This may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the non-cash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Marriott Resort & Spa. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•	Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Non-controlling interests: we deduct the non-controlling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership,  as well as any preferred dividends earned by investors in an entity that owns the Doubletree Guest Suites Times Square, including related administrative fees.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO attributable to common stockholders is not consistent with reflecting the ongoing performance of our remaining assets.

•

Other adjustments: we exclude other adjustments such as executive severance costs, lawsuit settlement costs, prior year property tax assessments and/or credits, management company transition costs, lease buyouts, any gains or losses we have recognized on redemptions of assets other than real estate investments, and restructurings and departmental closing costs, including severance, because we do not believe these costs reflect our actual performance for that period and/or the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile.  We  also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO attributable to common stockholders,  we also exclude the non-cash gains or losses on our derivatives, as well as any federal and state taxes associated with the application of net operating loss carryforwards. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel adjusted EBITDA and hotel adjusted EBITDA margins, the revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded. We believe the calculation of hotel adjusted EBITDA results in a more accurate presentation of the hotel adjusted EBITDA margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 30 comparable hotels include all hotels held for investment as of June 30, 2015,  and also include prior ownership results for the Wailea Beach Marriott Resort & Spa acquired in July 2014. We obtained prior ownership information from the Wailea Beach Marriott Resort & Spa's previous owner during the due diligence period before acquiring the hotel. We performed a limited review of the information as part of our analysis of the acquisition.

Reconciliations of net income to EBITDA, Adjusted EBITDA, FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are set forth on pages 10 and 11. Reconciliations and the components of hotel adjusted EBITDA and hotel adjusted EBITDA margin are set forth on page 14.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,760	$222,096
Restricted cash	88,456	82,074
Accounts receivable, net	52,174	34,227
Inventories	1,350	1,439
Prepaid expenses	11,616	14,909
Total current assets	252,356	354,745

Investment in hotel properties, net	3,532,156	3,538,129
Deferred financing fees, net	10,552	8,201
Goodwill	9,405	9,405
Other assets, net	16,329	14,485

Total assets	$3,820,798	$3,924,965

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$35,806	$32,577
Accrued payroll and employee benefits	25,886	31,919
Dividends payable	12,735	76,694
Other current liabilities	44,174	36,466
Current portion of notes payable	135,825	121,328
Total current liabilities	254,426	298,984

Notes payable, less current portion	1,182,832	1,307,964
Capital lease obligations, less current portion	15,576	15,576
Other liabilities	35,265	33,607
Total liabilities	1,488,099	1,656,131

Commitments and contingencies	—	—

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at June 30, 2015 and December 31, 2014, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 207,604,391 shares issued and outstanding at June 30, 2015 and 204,766,718 shares issued and outstanding at December 31, 2014	2,076	2,048
Additional paid in capital	2,456,604	2,418,567
Retained earnings	355,702	305,503
Cumulative dividends	(650,014)	(624,545)
Total stockholders' equity	2,279,368	2,216,573
Non-controlling interests in consolidated joint ventures	53,331	52,261
Total equity	2,332,699	2,268,834

Total liabilities and equity	$3,820,798	$3,924,965

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues
Room	$239,678	$214,940	$432,969	$383,067
Food and beverage	79,265	68,733	151,449	128,644
Other operating	20,324	17,179	39,234	32,624
Total revenues	339,267	300,852	623,652	544,335
Operating expenses
Room	57,568	53,418	111,410	102,337
Food and beverage	52,812	45,109	103,031	88,017
Other operating	5,337	5,006	10,468	10,001
Advertising and promotion	15,567	13,655	30,927	26,626
Repairs and maintenance	11,381	10,706	22,939	21,587
Utilities	8,377	7,788	17,362	16,077
Franchise costs	10,818	10,261	19,418	18,338
Property tax, ground lease and insurance	23,151	21,413	46,764	40,465
Property general and administrative	37,107	31,963	71,556	60,885
Corporate overhead	6,923	7,674	21,176	14,233
Depreciation and amortization	40,873	37,973	81,580	75,588
Total operating expenses	269,914	244,966	536,631	474,154
Operating income	69,353	55,886	87,021	70,181
Interest and other income	1,828	891	2,774	1,607
Interest expense	(17,289)	(18,331)	(34,615)	(36,614)
Loss on extinguishment of debt	(2)	—	(2)	—
Income before income taxes and discontinued operations	53,890	38,446	55,178	35,174
Income tax provision	(233)	(110)	(318)	(334)
Income from continuing operations	53,657	38,336	54,860	34,840
Income from discontinued operations	—	5,199	—	5,199
Net income	53,657	43,535	54,860	40,039
Income from consolidated joint ventures attributable to non-controlling interests	(2,480)	(1,667)	(4,661)	(3,901)
Preferred stock dividends	(2,300)	(2,300)	(4,600)	(4,600)
Income attributable to common stockholders	$48,877	$39,568	$45,599	$31,538

Basic and diluted per share amounts:
Income from continuing operations attributable to common stockholders	$0.23	$0.19	$0.22	$0.14
Income from discontinued operations	—	0.03	—	0.03
Basic and diluted income attributable to common stockholders per common share	$0.23	$0.22	$0.22	$0.17

Basic and diluted weighted average common shares outstanding	207,577	182,604	207,091	181,836

Dividends declared per common share	$0.05	$0.05	$0.10	$0.10

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$53,657	$43,535	$54,860	$40,039
Operations held for investment:
Depreciation and amortization	40,873	37,973	81,580	75,588
Amortization of lease intangibles	1,029	1,030	2,057	2,058
Interest expense	17,289	18,331	34,615	36,614
Income tax provision	233	110	318	334
Non-controlling interests:
Income from consolidated joint ventures attributable to non-controlling interests	(2,480)	(1,667)	(4,661)	(3,901)
Depreciation and amortization	(854)	(824)	(1,701)	(1,645)
Interest expense	(385)	(568)	(763)	(1,135)
EBITDA	109,362	97,920	166,305	147,952

Operations held for investment:
Amortization of deferred stock compensation	1,786	1,944	4,681	3,316
Amortization of favorable and unfavorable contracts, net	42	46	(179)	92
Non-cash straightline lease expense	491	500	995	1,012
Capital lease obligation interest - cash ground rent	(351)	(351)	(702)	(702)
Gain on sale of assets, net	(1)	(49)	(1)	(55)
Loss on extinguishment of debt	2	—	2	—
Gain on redemption of note receivable	(939)	—	(939)	—
Closing costs - completed acquisitions	—	102	—	158
Prior year property tax adjustments, net	88	(357)	(100)	(3,235)
Boston Park Plaza relaunch costs	—	—	683	—
Lease termination costs	—	—	300	—
Costs associated with CEO severance	—	—	5,257	—
Non-controlling interests:
Non-cash straightline lease expense	(112)	(112)	(225)	(225)
Prior year property tax adjustments, net	—	—	—	696
Discontinued operations:
Gain on sale of assets, net	—	(5,199)	—	(5,199)
	1,006	(3,476)	9,772	(4,142)

Adjusted EBITDA	$110,368	$94,444	$176,077	$143,810

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to FFO  Attributable to Common Stockholders and

Adjusted FFO  Attributable to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$53,657	$43,535	$54,860	$40,039
Preferred stock dividends	(2,300)	(2,300)	(4,600)	(4,600)
Operations held for investment:
Real estate depreciation and amortization	40,477	37,575	80,787	74,801
Amortization of lease intangibles	1,029	1,030	2,057	2,058
Gain on sale of assets, net	(1)	(49)	(1)	(55)
Non-controlling interests:
Income from consolidated joint ventures attributable to non-controlling interests	(2,480)	(1,667)	(4,661)	(3,901)
Real estate depreciation and amortization	(854)	(824)	(1,701)	(1,645)
Discontinued operations:
Gain on sale of assets, net	—	(5,199)	—	(5,199)
FFO attributable to common stockholders	89,528	72,101	126,741	101,498

Operations held for investment:
Write-off of deferred financing fees	455	—	455	—
Amortization of favorable and unfavorable contracts, net	42	46	(179)	92
Non-cash straightline lease expense	491	500	995	1,012
Non-cash interest related to (gain) loss on derivatives, net	10	(125)	10	(234)
Loss on extinguishment of debt	2	—	2	—
Gain on redemption of note receivable	(939)	—	(939)	—
Closing costs - completed acquisitions	—	102	—	158
Prior year property tax adjustments, net	88	(357)	(100)	(3,235)
Boston Park Plaza relaunch costs	—	—	683	—
Lease termination costs	—	—	300	—
Costs associated with CEO severance	—	—	5,257	—
Amortization of deferred stock compensation associated with CEO severance	—	—	1,623	—
Non-controlling interests:
Non-cash straightline lease expense	(112)	(112)	(225)	(225)
Non-cash interest related to loss on derivative	(2)	—	(2)	—
Prior year property tax adjustments, net	—	—	—	696
	35	54	7,880	(1,736)

Adjusted FFO attributable to common stockholders	$89,563	$72,155	$134,621	$99,762

FFO attributable to common stockholders per diluted share	$0.43	$0.39	$0.61	$0.56

Adjusted FFO attributable to common stockholders per diluted share	$0.43	$0.39	$0.65	$0.55

Basic weighted average shares outstanding	207,577	182,604	207,091	181,836
Shares associated with unvested restricted stock awards	183	475	291	473
Diluted weighted average shares outstanding	207,760	183,079	207,382	182,309

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Third Quarter 2015

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	September 30, 2015
	Low	High

Net income	$32,700	$37,000
Depreciation and amortization	41,400	41,400
Amortization of lease intangibles	1,000	1,000
Interest expense	16,300	16,500
Income tax provision	400	400
Non-controlling interests	(3,100)	(3,500)
Amortization of deferred stock compensation	1,200	1,200
Non-cash straightline lease expense	400	400
Capital lease obligation interest - cash ground rent	(400)	(400)
Adjusted EBITDA	$89,900	$94,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$32,700	$37,000
Preferred stock dividends	(2,300)	(2,300)
Real estate depreciation and amortization	40,800	40,800
Amortization of lease intangibles	1,000	1,000
Non-controlling interests	(2,800)	(3,200)
Non-cash straightline lease expense	400	400
Adjusted FFO attributable to common stockholders	$69,800	$73,700

Adjusted FFO attributable to common stockholders per diluted share	$0.34	$0.35

Diluted weighted average shares outstanding	207,900	207,900

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2015

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2015
	Low	High

Net income	$109,700	$120,600
Depreciation and amortization	164,400	164,400
Amortization of lease intangibles	4,100	4,100
Interest expense	67,200	67,900
Income tax provision	1,000	1,000
Non-controlling interests	(11,800)	(14,400)
Amortization of deferred stock compensation	7,100	7,100
Non-cash straightline lease expense	1,400	1,400
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Gain on redemption of note receivable	(900)	(900)
Prior year property tax adjustments, net	(100)	(100)
Boston Park Plaza relaunch costs	700	700
Lease termination costs	300	300
Costs associated with CEO severance	5,300	5,300
Adjusted EBITDA	$347,000	$356,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$109,700	$120,600
Preferred stock dividends	(9,200)	(9,200)
Real estate depreciation and amortization	162,400	162,400
Amortization of lease intangibles	4,100	4,100
Non-controlling interests	(10,400)	(12,700)
Write-off of deferred financing fees	500	500
Non-cash straightline lease expense	1,400	1,400
Gain on redemption of note receivable	(900)	(900)
Prior year property tax adjustments, net	(100)	(100)
Boston Park Plaza relaunch costs	700	700
Lease termination costs	300	300
Costs associated with CEO severance	5,300	5,300
Amortization of deferred stock compensation associated with CEO severance	1,600	1,600
Adjusted FFO attributable to common stockholders	$265,400	$274,000

Adjusted FFO attributable to common stockholders per diluted share	$1.28	$1.32

Diluted weighted average shares outstanding	207,700	207,700

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Comparable Hotel Adjusted EBITDA and Margins

(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Comparable Hotel Adjusted EBITDA Margin, excluding non-current year property taxes, net (1) (4)	34.9%	33.8%	30.9%	29.5%
Comparable Hotel Adjusted EBITDA Margin, including USALI adoption (2) (6)	34.8%	33.4%	30.9%	29.7%
Comparable Hotel Adjusted EBITDA Margin, including USALI adoption and excluding non-current year property taxes, net (3) (4) (6)	34.9%	33.3%	30.9%	29.1%

Total revenues	$339,267	$300,852	$623,652	$544,335
Non-hotel revenues (5)	(2,044)	(1,852)	(4,141)	(3,473)
USALI adjustments (6)	—	4,412	—	8,360
Total Actual Hotel Revenues	337,223	303,412	619,511	549,222
Prior ownership hotel revenues (7)	—	13,469	—	30,884
Prior ownership USALI adjustments (6)	—	77	—	166
Total Actual/Comparable Hotel Revenues	$337,223	$316,958	$619,511	$580,272

Net income	$53,657	$43,535	$54,860	$40,039
Non-hotel revenues (5)	(2,044)	(1,852)	(4,141)	(3,473)
Non-hotel operating expenses (8)	2,394	2,373	6,092	4,836
Corporate overhead	6,923	7,674	21,176	14,233
Depreciation and amortization	40,873	37,973	81,580	75,588
Interest and other income	(1,828)	(891)	(2,774)	(1,607)
Interest expense	17,289	18,331	34,615	36,614
Loss on extinguishment of debt	2	—	2	—
Income tax provision	233	110	318	334
Income from discontinued operations	—	(5,199)	—	(5,199)
Actual Hotel Adjusted EBITDA	117,499	102,054	191,728	161,365
Prior ownership pro forma net operating income (7)	—	1,809	—	6,500
Pro forma depreciation expense (7)	—	2,130	—	4,260
Comparable Hotel Adjusted EBITDA	117,499	105,993	191,728	172,125
Non-current year property taxes, net (4)	88	(353)	(100)	(3,231)
Comparable Hotel Adjusted EBITDA, excluding non-current year property taxes, net (4)	$117,587	$105,640	$191,628	$168,894

* Footnotes on page 15

(1)

Comparable Hotel Adjusted EBITDA Margin, excluding non-current year property taxes, net is calculated as Comparable Hotel Adjusted EBITDA, excluding non-current year property taxes, net divided by Total revenues, net of non-hotel revenues, plus prior ownership hotel revenues.

(2)	Comparable Hotel Adjusted EBITDA Margin, including USALI adoption is calculated as Comparable Hotel Adjusted EBITDA divided by Total Actual/Comparable Hotel Revenues.
(3)

Comparable Hotel Adjusted EBITDA Margin, including USALI adoption and excluding non-current year property taxes, net is calculated as Comparable Hotel Adjusted EBITDA, excluding non-current year property taxes, net divided by Total Actual/Comparable Hotel Revenues.

(4)

Non-current year property taxes, net for the three months ended June 30, 2015 and 2014 excludes the additional net expense of $0.1 million and net benefit of $0.4 million, respectively. Non-current year property taxes, net for the six months ended June 30, 2015 and 2014 excludes the additional net benefit of $0.1 million and $3.2 million, respectively.

(5)

Non-hotel revenues represent revenues earned by BuyEfficient, as well as the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Marriott Resort & Spa.

(6)

USALI adjustments represent the changes needed to conform the Company's hotel revenues to the industry's Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition,  which became effective January 1, 2015.

(7)

Includes the Wailea Beach Marriott Resort & Spa hotel revenues and net operating income generated during the prior ownership period for the Wailea Beach Marriott Resort & Spa acquired by the Company on July 17, 2014, along with the Company's pro forma adjustment for depreciation expense. The Company obtained prior ownership information from the Wailea Beach Marriott Resort & Spa’s previous owner during the due diligence period before acquiring the hotel. The Company performed a limited review of the information as part of its analysis of the acquisition. The Company determined the amount to include as pro forma depreciation expense by allocating the Company’s purchase price of the hotel between the various components of the property (i.e. land, building, furniture, fixtures and equipment) based on the values included in existing tax records for the year ended December 31, 2013. Depreciable assets were then given lives ranging from 7 to 40 years.

(8)

Non-hotel operating expenses represent expenses generated by BuyEfficient, as well as the following: the amortization of lease intangibles; the amortization of the favorable management agreement recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile; non-cash straightline lease expense; and capital lease obligation interest - cash ground rent. Non-hotel operating expenses for the six months ended June 30, 2015 also includes $0.3 million in lease termination costs and $0.7 million in Boston Park Plaza relaunch costs.